Exhibit 99.1

SUMMARY OF INDICATIVE TERMS AND PROVISIONS

FOR DISCUSSION PURPOSES ONLY - NOT A COMMITMENT - SUBJECT TO THE REVIEW AND APPROVAL OF THE PARTIES AND THEIR LEGAL COUNSEL

October 8, 2019

This Summary of Indicative Terms and Provisions sets forth the principal non-binding terms of the contemplated transaction currently being negotiated between the Acquiror and Contribution Vehicle (the “Acquiror”), Lateral Investment Management, LLC (“Lateral”) FTE Networks Inc. (“FTE”), and Benchmark Builders, Inc. (“Benchmark”). This Summary is not intended to be and should not be construed as a commitment to invest, offer or agreement, nor should it be construed or interpreted as an attempt to establish all of the terms and conditions relating to the transactions described herein. In general, the contemplated transaction is a restructuring of (“FTE”) involving, among other matters, the separation of certain obligations and litigation into two separate, private entities, and the contribution by the Acquiror of certain real estate related assets to FTE (“the Transaction”).

FTE Networks, Inc. Restructuring:

Proposed Divestment of Benchmark	Lateral will strictly foreclose upon the Benchmark stock and certain litigation claims for the FTE debt. Following such foreclosure, the FTE debt to Lateral shall be reduced to zero.

Proposed Series H Transfer	Benchmark shall transfer the Series H shares to the Acquiror at the closing following satisfaction of all the terms and conditions of the Acquiror. The vote of the Series H shares by either Benchmark or the Company (upon redemption of such shares) in favor of the Transaction is a condition precedent for the benefit of all parties.

Proposed Acquiror Contribution of Assets

The Acquiror shall contribute a total of $4.0BN of assets from the Asset Assessment Fee Base portfolio to FTE.

The assets may be generally described as a real property fee which imposes an assessment of a percentage of one percent (1%) of the gross sales price, for ninety-nine (99) years

Transfer of Benchmark Seller Notes	The holders of the Benchmark Seller Notes will assign and transfer $28M of the $49M worth of Sellers Notes for no consideration to TTP8 and Acquiror, with the prior written consent and approval of the post-foreclosure, pre-closing Board of Directors. The post-foreclosure, pre-closing Board of Directors of FTE shall resolve that the Seller Notes be converted.

Equity Terms:

Existing Shares	All existing FTE shareholders will keep their shares

New Equity to CV and TTP8	As consideration for the Acquiror’s Contribution of Assets, the new share issuances will be undertaken as detailed in Exhibit A.

Shareholder Vote	Following the approval of all terms and conditions of the Transaction by the post-foreclosure, pre-closing Board of Directors of FTE and the pre-closing holders of Series H shares, FTE will submit the terms and conditions of the Transaction for shareholder vote.

Proposed new capital raise

FTE shall raise $30MM of funds according to the following schedule and for the following purposes:

Within 30 calendar days from the Board’s approval of the acquisition, $10.00MM to the Acquiror to effectuate a closing

Using commercially reasonable best efforts, within 45 calendar days from the Board’s approval of the acquisition and as part of a primary offering launched by FTE, $6.00MM to extinguish existing convertible note holders

Subject to a closing, using commercially reasonable best efforts, by December 15, 2019 and as part of a primary offering

i.	$4.45MM as cash on the FTE balance sheet for working capital purposes
ii.	$3.90MM to repay the working capital left on the balance sheet by Benchmark
iii.	Additional cash as needed to meet obligations and operate the business

All common shareholders shall have the cash redemption rights to sell their common stock in any secondary offerings launched by FTE. Such rights shall be pari pasu to the number shares owned by the shareholders as a percentage of the total common shares issued and outstanding.

For any shares sold, to fulfill the conditions of Sections 17(b), 17(c) and/or 17(d) of this Term Sheet, that are issued to or Acquiror at closing, FTE shall issue new shares of an equal value to the selling party (Acquiror) assuming a minimum share price equal to the minimum of $10.00 and the post-closing 20 Day VWAP of FTE Common Stock.

Any shares sold to raise the capital required as part of sub-section (a) of Opening Liquidity shall be provided for sale by Acquiror.

General Terms:

Proposed Transition plan for Board Members	At closing and upon satisfaction or unanimous waiver, by all parties to the definitive agreements, of all of the conditions and covenants, of the transaction, as to be more particularly described in a definitive agreements, the Board of Directors and Management of FTE shall be restructured pursuant to the conditions below:

i.	two Board Members shall be named by Acquiror and appointed by the post-foreclosure, pre-closing Board of Directors of FTE
ii.	all current Board of Directors of FTE shall resign
iii.	the Board of Directors of FTE nominated and appointed pursuant to (i) and (ii) above, shall also select at least two (2) independent members of the Board of FTE

Proposed Opening Liquidity:	FTE shall contribute $3MM of operating cash to the balance sheet at the time of the Benchmark divestiture plus additional working capital of $300K per month. The $3.9MM shall then be repaid to Benchmark no later than December 15, 2019. The proceeds are to be used for general working capital purposes and take the following into consideration:

i.	Filings and registration costs including all consolidation roll up financial filings
ii.	Salaries for employees and the FTE management team
iii.	Board Fees
iv.	Legal Fees
v.	D&O Payments
vi.	New York Office Lease
vii.	Filings and registration costs
viii.	Consulting Costs as necessary during the transition period

Conditions to effectuate a Closing to the proposed transaction:	Closing and funding of the transaction will be subject to the satisfaction of all terms and conditions as agreed to and accepted by the parties to and as stated in the definitive agreements. Such terms and conditions shall include and not be limited to:

i.	Satisfactory review of contracts, collateral, and intellectual property;
ii.	Business due diligence;
iii.	Background checks for the public company’s new management team and board members;
iv.	Satisfactory completion of all documentation and all legal and other due diligence;
v.	Delivery, receipt and satisfactory completion of the review of diligence requests as detailed in Exhibit C-1 and Exhibit C-2;
vi.	$10M payment to the Acquiror pursuant to sub-section (a) of Opening Liquidity.
vii.	$3M Contribution to Balance Sheet of FTE by Benchmark pursuant to Bridge Capital for Post-Closing Expenses
viii.	Successful completion of transfer of Benchmark Seller Notes pursuant to Transfer of Benchmark Seller Notes

Proposed plan for completion of Filings:	Current FTE executives with support from Lateral and the incoming management team will complete all corporate, legal and exchange filings. Anthony Cassano will also serve as transition support along with the current CFO, Ernie Scheidermann who will remain with FTE until the consolidated filings are posted by 11/15/2019.

Required Approvals:	This Transaction remains subject to the FTE board, regulatory and exchange approval.

Governing Law:	The documents prepared by Lateral for the contemplated transactions shall be governed by the internal laws of the State of New York.

Disclaimers:	Please note the following items are subject to change:

a.	Structure of all Warrants issued as part of the transaction
b.	Structure of all Preferred Stock issued as part of the transaction
c.	Allocation of consideration across Preferred Stock, Common Stock and Warrants
d.	The final distribution of Preferred Stock, Common Stock and Warrants to the various parties, as detailed in Exhibit D of this Term Sheet. The final distributions schedule will be provided in a Payment Direction Letter incorporated in the definitive agreements.

In addition, please note that all the Terms and Conditions discussed herein and all those as contemplated to be part of the proposed transactions and/or those to be more particularly described, defined or amended in the definitive agreements. shall be more particularly defined in the definitive agreements and are subject to the review and approval of the post-foreclosure, pre-closing Board of Directors of the respective parties.